Exhibit 99.2

FOR IMMEDIATE DISTRIBUTION

Contact: Jim Fleming T 404 465 2200	Media Contact: Tripp Sullivan Corporate Communications, Inc. T 615 324 7335 E tripp.sullivan@cci-ir.com

Columbia Property Trust Announces Commencement of Tender Offer to

Purchase up to $300 Million of its Shares of Common Stock

ATLANTA (Oct. 10, 2013) – Columbia Property Trust (NYSE:CXP) (“Columbia” or the “Company”), one of the nation’s largest office REITs, today announced that it has commenced a modified “Dutch Auction” tender offer to purchase for cash up to $300 million in value of its shares of common stock. In accordance with the terms of the Offer to Purchase and Letter of Transmittal, the Company will select the lowest price, not greater than $25.00 nor less than $22.00 per share, net to seller in cash, less any applicable withholding taxes and without interest, that will enable the Company to purchase the maximum number of shares of common stock having an aggregate purchase price not exceeding $300 million. The Company expects to fund the tender offer with cash on hand and/or borrowings available under its existing unsecured revolving credit facility.

The tender offer will expire at 11:59 p.m., New York City Time, on November 8, 2013, unless the tender offer is extended or withdrawn. Stockholders may tender all or a portion of their shares of common stock – and may also choose not to tender any of their shares of common stock – by following the procedures, including choosing the price or prices at which they wish to tender their shares of common stock, described in the Offer to Purchase, the Letter of Transmittal and other documents related to the tender offer.

About Columbia Property Trust

Columbia Property Trust invests in high-quality commercial office properties in primary U.S. markets and has achieved an investment-grade rating from both Moody’s and Standard & Poor’s rating services. Currently, the REIT’s $5+ billion portfolio consists of 82 operational buildings in 19 states and the District of Columbia, totaling 21 million square feet. For information about Columbia Property Trust, visit ColumbiaPropertyTrust.com.

CXP Announces Commencement of Tender Offer

October 10, 2013

Important Notice

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities of the Company. The full details of the tender offer, including complete instructions on how to tender shares, are included in the Offer to Purchase, the Letter of Transmittal and other related materials, which the Company will distribute to stockholders and has filed with the Securities and Exchange Commission (the “SEC”).

Stockholders may obtain free copies of the Offer to Purchase, the Letter of Transmittal and other related materials that the Company has filed with the SEC at the SEC’s website at www.sec.gov or by calling Georgeson Inc., the information agent for the tender offer, at (877) 278-9670 (toll free). Questions and requests for assistance by retail stockholders may be directed to Georgeson Inc. at (877) 278-9670 (toll free). Questions and requests for assistance by institutional stockholders may be directed to Morgan Stanley & Co. LLC and Goldman, Sachs & Co., the Dealer Managers for the Tender Offer, at: (888) 726-2634 (Morgan Stanley toll free) or (800) 323-5678 (Goldman Sachs toll free). In addition, stockholders may obtain free copies of the Company’s filings with the SEC from the Company’s website at http://www.columbiapropertytrust.com or by directing a request to Columbia Shareholder Services, c/o DST Systems, Inc., P.O. Box 219453, Kansas City, MO 64121-9453, or by phone at (855) 347-0042 (toll free).

This press release may contain forward-looking statements. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Readers of this press release should be aware that there are various factors that could cause actual results to differ materially from any forward-looking statements made in this release. Factors that could cause or contribute to such differences include, but are not limited to, changes in general economic and business conditions, industry trends, changes in government rules and regulations (including changes in tax laws), and increases in interest rates. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

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